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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the "Agreement") is made effective as of the 1st day of May, 2002 (the "Effective Date"), between CAL DIVE INTERNATIONAL, INC., a Minnesota corporation, ("Company"), and JAMES LEWIS CONNOR, III ("Employee"), an individual residing at 50 Highland Circle, The Woodlands, Texas 77381.

         WHEREAS, Employee has extensive legal and management skills and experience applicable to the oil-field services industry and the oil and gas industry, together with other knowledge and ability beneficial to Company; and

         WHEREAS, the Company wishes to continue to employ Employee as Senior Vice President, General Counsel and Secretary of Company and Employee is willing to accept such continued employment upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1. TERM OF EMPLOYMENT AND EMPLOYMENT DUTIES.

         (a) Term of Employment. Employee agrees to be employed by the Company pursuant to the terms and conditions contained herein, for a period commencing on the date hereof until April 30, 2004, and thereafter terminating twelve (12) months after delivery to Employee of a written notice of termination by the Company (the "Employment Term"); provided, however, that the occurrence of any event described in Sections 7(a), 7(b) or 7(c) prior to the end of the Employment Term shall result in the immediate termination of Employee's employment and the Employment Term, subject to the terms of such applicable section. Employee shall devote Employee's time, energy and skill to the affairs of the Company and any of its affiliated business entities and to the promotion of their interests. Any provision of this Agreement to the contrary notwithstanding, Employee shall immediately resign from any offices held with the Company, or its affiliates (as that term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended; hereinafter "Affiliates") upon written request by the Company. Any resignation made pursuant to a written request by the Company under this Section shall not affect Employee's rights under this Agreement for any compensation, benefits or payments.

         (b) Duties of Employee. Employee's duties shall include all the normal duties associated with the above-described position with Company and all other responsibilities assigned from time to time by the Chairman of the Board, Board of Directors and President of the Company. During the Employment Term, (i) Employee services shall be rendered on a full time basis, (ii) Employee shall have no other employment and no substantial outside business activities and
(iii) the headquarters for the performance of Employee's services shall be the principal executive or operating offices of the Company, subject to travel for such reasonable lengths of time as the performance of Employee's duties in the business of the Company may require.

SECTION 2. COMPENSATION.

         (a) Salary. During the Employment Term, as compensation for Employee's services and covenants and agreements hereunder and subject to such changes therein as the Board may make from time to time, the Company agrees to pay Employee an initial salary for the period from the date hereof to April 30, 2003 at the annual rate of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00), payable in equal semi-monthly installments ("Salary") in accordance with the Company's regular payroll practices for its senior management executives, prorated for any partial year employment and subject to normal increases as approved by the Board adjustments; such Salary as annualized being herein referred to as "Annual Salary".

         (b) Incentive Bonus. During the Employment Term, in addition to the Annual Salary payable to Employee pursuant to paragraph (a) above, Employee shall be entitled to an annual incentive bonus (the "Incentive Bonus") based on the achievement of personal, departmental and Company performance objectives, payable not later than three months after the close of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2002, as established annually or from time to time by the Board of Directors, together with an additional bonus from Energy Resource Technology, Inc. of 0.2% of the Annual Net Profit of Energy Resource Technology, Inc. with such Annual Net Profit calculated on the same basis as the ERT Bonus Program for key employees of Energy Resource Technology, Inc.

         (c) Reimbursement of Expenses. During the Employment Term, Employee will be reimbursed by the Company for Employee's reasonable business expenses incurred in connection with the performance of Employee's duties hereunder, including, without limitation, a home fax line, car mileage, cell phone and business calls and other expenses consistent with Company policy from time to time.

         (d) Stock Options. Subject to Board approval, Employee will receive an initial award of 30,000 stock options.

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SECTION 3. BENEFITS.

         (a) Employee Benefits. During the Employment Term, Employee shall be entitled to participate in any medical/dental, life insurance, accidental death, long term disability insurance plan and 401(k) or other insurance and retirement plans that have been or which may be adopted by the Company (as long as such plan is not discontinued) for the general and overall benefit of executive employees of the Company, according to the participation or eligibility requirements of each such plan.

         (b) Vacation and Holidays. During the Employment Term, Employee shall enjoy such vacation, holiday and similar rights and privileges as are enjoyed generally by Company's senior management executives.

SECTION 4. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION

         (a) Nondisclosure Period. During the period commencing with the date of this Agreement and ending on either: (i) the fifth anniversary of the date of the termination of Employee's employment with the Company if such termination arises as a result of: (x) the voluntary termination or retirement by Employee; or (y) the termination of Employee by the Company for Cause; or (ii) the date which is eighteen (18) months following the date of termination of Employee's employment with the Company if such termination arises for any reason other than as provided in subparagraph 4 (a)(i) above, Employee covenants and agrees with the Company that Employee shall not disclose or use any Confidential Information of which Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Employee's performance of duties assigned to Employee by the Company. Employee shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

         (b) Confidential Information. As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is or has been used, developed or obtained, either prior to, on or following the date of this Agreement, by the Company in connection with its businesses, including but not limited to: (i) products or services; (ii) fees, costs and pricing structures: (iii) designs; (iv) analysis; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation;
(viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers and clients and customer or client lists; (xii) other copyrightable works; (xiii) all technology and trade secrets; and (xiv) all similar and related information in whatever form. Confidential Information shall not include any information that has become generally available to the public through no fault or participation of Employee prior to the date that Employee proposes to disclose or use such information. Information shall not be deemed to become generally available to the public because individual portions of the information have become separately published, but only if all material features comprising such information have become publicly available in combination.

SECTION 5. NON-COMPETITION AND NON-SOLICITATION.

         (a) Non-Competition. Employee acknowledges and agrees with the Company that Employee's services to the Company are unique in nature and that the Company would be irreparably damaged if Employee were to provide similar services to any person or entity competing with the Company or engaged in a similar business. Employee accordingly covenants and agrees with the Company that during the period commencing with the date of this Agreement and ending on the later to occur of: (i) April 30, 2007; and (ii) (A) the second anniversary of the date of the termination of Employee's employment with the Company if such termination arises as a result of voluntary termination or retirement by Employee or termination by the Company for Cause, or (B) the first anniversary of the date of termination of Employee's employment with the Company if such termination arises for any reason other than as provided in the preceding subparagraph 5(a)(ii)(A). Employee shall not, other than as a lawyer, directly or indirectly, either for Employee or for any other individual, corporation, partnership, joint venture or other entity, participate in any business (including, without limitation, any division, group or franchise of a larger organization) that engages or which proposes to engage in the business of providing diving services in the Gulf of Mexico or any other business actively engaged in by the Company on the date of termination of Employee's employment in the area or areas where the Company is conducting such business; provided that, until such time as the Company waives in writing any rights it may have to enforce the terms of this Section 5 (the "Waiver"), during the period commencing on the date of the termination of Employee's employment with the Company and ending on the date on which either the non-competition provisions contained in this Section 5 terminate or the Waiver is delivered to Employee, whichever is earlier, the Company will pay to Employee either the amounts due under Section 7(d), if appropriate, or an amount equal to Employee's Annual Salary as of the date Employee's employment was terminated (which will be paid over time in accordance with the Salary payment schedule in effect from time to time for senior management executives of the Company) and during such time period Employee shall be entitled to all insurance benefits received by other senior management executives of the Company. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a

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director, officer, manager, supervisor, employee, agent, consultant or otherwise) but not ownership of 2% or less of the capital stock of a public company.

         (b) Non-Solicitation. Employee covenants and agrees with the Company that during the period commencing with the date of this Agreement and ending on the later to occur of (i) April 30, 2005; and (ii) (A) the second anniversary of the date of termination of Employee's employment with the Company if such termination arises as a result of voluntary termination by the Company or for Cause, or (B) the date which is eighteen (18) months following the termination of Employee's employment with the Company if such termination arises for any reason other than as provided in the preceding subparagraph 5(b)(ii)(A) above, Employee shall not, directly or indirectly, for Employee or for any other individual, corporation, partnership, joint venture or other entity, (x) make any offer of employment, solicit or hire any supervisor, employee of the Company or its affiliates or induce or attempt to induce any employee of the Company or its affiliates to leave their employ or in any way interfere with the relationship between the Company or its affiliates and any of their employees; or (y) induce or attempt to induce any supplier, licensee, licensor, franchisee, or other business relation of the Company or its affiliates to cease doing business with them or in any way interfere with the relationship between the Company or its affiliates and any customer or business relation.

         (c) Other Non-Competition Agreements. Employee represents and warrants to the Company that Employee is not a party to any agreement containing a non-competition provision or other restriction with respect to (a) the nature of any services or business which Employee is entitled to perform or conduct for the Company or (b) the disclosure or use of any information which, directly or indirectly, relates to the nature of the business of the Company or the services to be rendered by the Employee to the Company.

         (d) Duty to Inform. For the period of one (1) year immediately following the end of Employee's employment with the Company, Employee agrees to inform each new employer, prior to accepting employment, of the existence of this agreement and provide that employer with a copy of it. In addition, Employee hereby authorizes the Company to forward a copy of this Agreement to any actual or prospective new employer.

SECTION 6. COMPANY'S OWNERSHIP OF INTELLECTUAL PROPERTY.

         (a) Company Intellectual Property. In the event that Employee as part of Employee's activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the Company's business as prior hereto, now or hereinafter conducted (collectively, "Intellectual Property"), Employee acknowledges that such Intellectual Property is the exclusive property of the Company and hereby assigns all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by Employee shall be deemed a work made for hire under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein. Employee shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company to protect the Company's interest in and rights to such Intellectual Property, including without limitation providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Employee's employment with the Company.

         (b) Return of Confidential Information. As requested by the Company from time to time and upon the termination of Employee's employment with the Company for any reason, Employee shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information or Intellectual Property in Employee's possession or within Employee's control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

SECTION 7. TERMINATION OF AGREEMENT.

         (a) Termination for Cause. This Agreement may be terminated by the Company at any time during the Employment Term for Cause, in which event Employee shall have no further rights under this Agreement (but the Company's rights shall survive as herein otherwise herein provided including, without limitation, rights under Sections 4, 5 and 6). For purposes of the preceding sentence, Cause shall mean: (i) any breach or threatened breach by Employee of any of Employee's agreements contained in Sections 4, 5 or 6; (ii) repeated or willful neglect by Employee in performing any duty or carrying out any responsibility assigned or delegated to him pursuant to Section 1(b) hereof, which neglect shall not have permanently ceased within ten (10) business days after written notice to Employee thereof; or (iii) the commission by Employee of any criminal act involving moral turpitude or a felony that results in an arrest or indictment, or the commission by Employee,

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

based on reasonable proof, of any act of fraud or embezzlement involving the Company or its customers or suppliers. In the event that the Company elects to terminate this Agreement for Cause, it will give Employee written notice of such termination.

         (b) Termination Upon Death. This Agreement shall terminate automatically upon the death of Employee during the Employment Term. In such event, the Company shall be obligated to pay to Employee's estate, or to such person or persons as Employee may designate in writing to the Company, (i) through the last day of the fiscal year in which Employee's death shall have occurred, the salary (payable in the same manner as described in Section 2(a) hereof) to which Employee would have been entitled under Section 2(a) hereof had such death not occurred, and (ii) as soon as reasonably practicable after Employee's death, any accrued but, as of the date of such death, unpaid Incentive Bonus (or, if such death shall have occurred after the first three (3) months of the Company's fiscal year, any prorated portion thereof).

         (c) Termination Upon Disability. This Agreement may be terminated by the Company at any time during the Employment Term in the event that Employee shall have been unable, because of Disability, to perform Employee's principal duties for the Company for a cumulative period of six (6) months within any eighteen (18) month period. Prior to Employee's termination for Disability as provided herein, Employee shall remain eligible to receive the compensation and benefits set forth in Section 2 and Section 3 hereof. Upon such termination, Employee shall be entitled to receive as soon as reasonably practicable thereafter, any accrued, but as of the date of such termination, unpaid Incentive Bonus (or, if such termination shall have occurred after the first three (3) months of the Company's fiscal year, any prorated portion thereof). For purposes of this Section 7(c), Disability shall mean any physical or mental condition of Employee which shall substantially impair Employee's ability to perform Employee's principal duties hereunder. In the event that the Company elects to terminate this Agreement by reason of Disability under this Section 7(c), it will give written notice of such termination, and, at the Company's discretion, Employee's employment will terminate sixty (60) days thereafter.

         (d) Termination by the Company Without Cause After Change in Control. If the Company terminates this Agreement for any reason other than pursuant to the terms of Sections 7(a), 7(b), or 7(c), and such termination occurs within six (6) months after the occurrence of a Change in Control and a Material Change in Senior Management, then, in addition to any amounts otherwise due under this Agreement, the Company shall: (1) pay to Employee an amount equal to two times Salary together with an amount equal to the Incentive Bonus paid to Employee for Employee's last complete year of employment; (2) continue Employee's participation in the Company's medical, dental, accidental death, and life insurance plans, as provided in Section 3 of this Agreement, for two (2) years, subject to COBRA required benefits thereafter; and (3) cause Employee to be fully vested in any stock options or stock grants held by Employee. The Company shall make the payment due in one lump sum within ten (10) days of the effective date of termination.

         A "Change in Control" shall be deemed to have occurred at any time after the date of this Agreement that any person (including those persons who own more than 10% of the combined voting power of the Company's outstanding voting securities on the date hereof) becomes the beneficial owner, directly or indirectly, of 45% or more of the combined voting power of the Company's then outstanding voting securities.

         A "Material Change in Senior Management" shall mean any one or both of the CEO and COO cease their employment with the Company.

         (e) Termination by Employee with Good Cause after Change in Control. If Employee terminates this Agreement for Good Cause and such termination occurs within two (2) years of the occurrence of a Change in Control, then, in addition to any amounts otherwise due under this Agreement, the Company shall: (1) pay to Employee an amount equal to two times Salary together with an amount equal to the Incentive Bonus paid to Employee for Employee's last complete year of employment; (2) continue Employee's participation in the Company's medical, dental, accidental death, and life insurance plans, as provided in Section 3 of this Agreement, for two (2) years, subject to COBRA required benefits thereafter, and (3) cause Employee to be fully vested in any stock options or stock grants held by Employee. The Company shall make the payment due in one lump sum within ten (10) days of the effective date of termination.

         "Good Cause" shall mean the occurrence of both of the following events:
         (1) a Material Change in Senior Management; together with (2) any of the following:

           (i) the assignment by the Company to Employee of duties that are materially inconsistent with Employee's office with the Company at the time of such assignment, or the removal by the Company from Employee of a material portion of those duties usually appertaining to Employee's office with the Company at the time of such removal;

           (ii) a material change by the Company, without Employee's prior written consent, in Employee's responsibilities to the Company, as such responsibilities are ordinarily and customarily required from time to time of a senior officer of a corporation engaged in the Company's business;

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

           (iii) any removal of Employee from, or any failure to reelect or to reappoint Employee to, the office stated in Section 1(b);

           (iv) The Company's direction that Employee discontinue service (or not seek reelection or reappointment) as a director, officer or member of any corporation or association of which Employee is a director, officer, or member at the date of this Agreement;

           (v) a reduction by the Company in the amount of Employee's salary in effect at the time of the occurrence of a Change in Control or the failure of the Company to pay such salary to Employee at the time and in the manner specified in this Agreement;

           (vi) the discontinuance (without comparable replacement) or material reduction by the Company of Employee's participation in any bonus or other employee benefit arrangement (including, without limitation, any profit-sharing, thrift, life insurance, medical, dental, hospitalization, stock option or retirement plan or arrangement) in which Employee is a participant under the terms of this Agreement, as in effect on the date hereof or as may be improved from time to time hereafter;

           (vii) the moving by the Company of Employee's principal office space, related facilities, or support personnel, from the Company's principal operating offices, or the Company's requiring Employee to perform a majority of Employee's duties outside the Company's principal operating offices for a period of more than 30 consecutive days;

           (viii) the relocation, without Employee's prior written consent, of the Company's principal Employee offices to a location outside the county in which such offices are located at the time of the signing of this Agreement;

           (ix) in the event the Company requires Employee to reside at a location more than twenty-five (25) miles from the Employee's principal offices, except for occasional travel in connection with the Company business to an extent and in a manner which is substantially consistent with Employee's current business travel obligations;

           (x) in the event Employee consents to a relocation of the Employee's principal offices, the failure of the Company to
                  (A) pay or reimburse Employee on an after-tax basis for all reasonable moving expenses incurred by Employee in connection with such relocation or (B) indemnify Employee on an after-tax basis against any loss realized by Employee on the sale of Employee's principal residence in connection with such relocation;

           (xi) the failure of the Company to continue to provide Employee with office space, related facilities and support personnel (including, without limitation, administrative and secretarial assistance) that are commensurate with Employee's responsibilities to and position with the Company, and no less than those prior to this Agreement;

           (xii) any significant change in Employee's reporting relationships or changes in senior management of the Company; or

           (xiii) the failure by the Company to promptly reimburse Employee for the reasonable business expenses incurred by Employee in the performance of Employee's duties for the Company, in accordance with this Agreement.

         (f) Gross-Up Payments - Certain Additional Payments by the Company.

           (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company, or any of its Affiliates, under this Agreement to or for the benefit of Employee (any such payments or distributions being individually referred to herein as a Payment, and any two or more of such payments or distributions being referred to herein as Payments), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code"; such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment or payments (individually, a "Gross-Up Payment" with any two or more of such additional payments being referred to "Gross-Up Payments") in an amount such that after payment by Employee of all Excise Taxes imposed upon the Payment(s) and, if applicable, Gross-Up Payment(s), Employee retains a total amount of Gross-Up Payments, whether one or more, equal to the Excise Tax imposed upon the Payment(s) and, if applicable, Gross-Up Payment(s).

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

          (ii) Subject to the provisions of Section 7(f)(iii) through 7(f)(ix), any determination ("Determination") required to be made under this Section 7(f)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall initially be made, at the Company's expense, by nationally recognized tax counsel mutually acceptable to the Company and Employee ("Tax Counsel"). Tax Counsel shall provide detailed supporting legal authorities, calculations, and documentation both to the Company and Employee within fifteen (15) business days of the termination of Employee's employment, if applicable, or such other time or times as is reasonably requested by the Company or Employee. If Tax Counsel makes the initial Determination that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Employee shall have the right to dispute any Determination (a "Dispute") within fifteen (15) business days after delivery of Tax Counsel's opinion with respect to such Determination. The Gross-Up Payment, if any, as determined pursuant to such Determination shall, at the Company's expense, be paid by the Company to Employee within five (5) business days of Employee's receipt of such Determination. The existence of a Dispute shall not in any way affect Employee's right to receive the Gross-Up Payment in accordance with such Determination. If there is no Dispute, such Determination shall be binding, final and conclusive upon the Company and Employee, subject in all respects, however, to the provisions of Section 7(f)(iii) through 7(f)(ix) below. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by the Company should have been made ("Underpayment"), and if upon any reasonable written request from Employee or the Company to Tax Counsel, or upon Tax Counsel's own initiative, Tax Counsel, at the Company's expense, thereafter determines that Employee is required to make a payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at the Company's expense, determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Employee.

          (iii) the Company shall release, defend, indemnify and hold harmless Employee on a fully grossed-up after-tax basis from and against any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants', and experts' fees and expenses) with respect to any Tax liability of Employee resulting from any Final Determination that any Payment is subject to the Excise Tax.

          (iv) If a party hereto receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim by Employee against the Company under this Section 7(f) ("Claim"), including, but not limited to, a claim for indemnification of Employee by the Company under Section 7(f)(iii), then such party shall promptly notify the other party hereto in writing of such Claim ("Tax Claim Notice").

          (v) If a Claim is asserted against Employee ("Employee Claim"), Employee shall take or cause to be taken such action in connection with contesting such Employee Claim as the Company shall reasonably request in writing from time to time, including the retention of counsel and experts as are reasonably designated by the Company (it being understood and agreed by the parties hereto that the terms of any such retention shall expressly provide that the Company shall be solely responsible for the payment of any and all fees and disbursements of such counsel and any experts) and the execution of powers of attorney, provided that:

                  (1) within thirty (30) calendar days after the Company receives or delivers, as the case may be, the Tax Claim Notice relating to such Employee Claim (or such earlier date that any payment of the Taxes claimed is due from Employee, but in no event sooner than five
                           (5) calendar days after the Company receives or delivers such Tax Claim Notice), the Company shall have notified Employee in writing ("Election Notice") that the Company does not dispute its obligations (including, but not limited to, its indemnity obligations) under this Agreement and that the Company elects to contest, and to control the defense or prosecution of, such Employee Claim at the Company's sole risk and sole cost and expense; and

                  (2) the Company shall have advanced to Employee on an interest-free basis, the total amount of the Tax claimed in order for Employee, at the Company's request, to pay or cause to be paid the Tax claimed, file a claim for refund of such Tax and, subject to the provisions of the last sentence of Section 7(f)(vii), sue for a refund of such Tax if such claim for refund is disallowed by the appropriate taxing authority (it being understood and agreed by the parties hereto that the Company shall only be entitled to sue for a refund and the Company shall not be entitled to initiate any proceeding in, for example, United States Tax Court) and shall indemnify and hold

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

                           Employee harmless, on a fully grossed-up after-tax basis, from any Tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and

                  (3) the Company shall reimburse Employee for any and all costs and expenses resulting from any such request by the Company and shall indemnify and hold Employee harmless, on fully grossed-up after-tax basis, from any Tax imposed as a result of such reimbursement.

          (vi) Subject to the provisions of Section 7(f)(v) hereof, the Company shall have the right to defend or prosecute, at the sole cost, expense and risk of the Company, such Employee Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Company to a Final Determination; provided, however, that (i) the Company shall not, without Employee's prior written consent, enter into any compromise or settlement of such Employee Claim that would adversely affect Employee, (ii) any request from the Company to Employee regarding any extension of the statute of limitations relating to assessment, payment, or collection of Taxes for the taxable year of Employee with respect to which the contested issues involved in, and amount of, Employee Claim relate is limited solely to such contested issues and amount, and (iii) the Company's control of any contest or proceeding shall be limited to issues with respect to Employee Claim and Employee shall be entitled to settle or contest, in Employee's sole and absolute discretion, any other issue raised by the Internal Revenue Service or any other taxing authority. So long as the Company is diligently defending or prosecuting such Employee Claim, Employee shall provide or cause to be provided to the Company any information reasonably requested by the Company that relates to such Employee Claim, and shall otherwise cooperate with the Company and its representatives in good faith in order to contest effectively such Employee Claim. the Company shall keep Employee informed of all developments and events relating to any such Employee Claim (including, without limitation, providing to Employee copies of all written materials pertaining to any such Employee Claim), and Employee or Employee's authorized representatives shall be entitled, at Employee's expense, to participate in all conferences, meetings and proceedings relating to any such Employee Claim.

          (vii) If, after actual receipt by Employee of an amount of a Tax claimed (pursuant to an Employee Claim) that has been advanced by the Company pursuant to Section 7(f)(v)(2) hereof, the extent of the liability of the Company hereunder with respect to such Tax claimed has been established by a Final Determination, Employee shall promptly pay or cause to be paid to the Company any refund actually received by, or actually credited to, Employee with respect to such Tax (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority related thereto), except to the extent that any amounts are then due and payable by the Company to Employee, whether under the provisions of this Agreement or otherwise. If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 7(f)(v)(2), a determination is made by the Internal Revenue Service or other appropriate taxing authority that Employee shall not be entitled to any refund with respect to such Tax claimed, and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payments and other payments required to be paid hereunder.

          (viii) With respect to any Employee Claim, if the Company fails to deliver an Election Notice to Employee within the period provided in Section 7(f)(v)(1) hereof or, after delivery of such Election Notice, the Company fails to comply with the provisions of Section 7(f)(v)(2) and (3) and 7(f)(vi) hereof, then Employee shall at any time thereafter have the right (but not the obligation), at Employee's election and in Employee's sole and absolute discretion, to defend or prosecute, at the sole cost, expense and risk of the Company, such Employee Claim. Employee shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by Employee, the Company shall cooperate, and shall cause its Affiliates to cooperate, in good faith with Employee and Employee's authorized representatives in order to contest effectively such Employee Claim. the Company may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Employee Claim controlled by Employee pursuant to this
                  Section 7(f)(viii) and shall bear its own costs and expenses with respect thereto. In the case of any Employee Claim that is defended or prosecuted by Employee, Employee shall, from time to time, be entitled to current payment, on a fully grossed-up after-tax basis, from the Company with respect to costs and expenses incurred by Employee in connection with such defense or prosecution.

          (ix) In the case of any Employee Claim that is defended or prosecuted to a Final Determination pursuant to the terms of this Section 7(f)(ix), the Company shall pay, on a fully grossed-up after-tax basis, to Employee in immediately available funds the full amount of any Taxes arising or resulting from or incurred in connection with such Employee Claim that have not theretofore been paid by the Company to Employee, together with the costs and expenses, on a fully grossed-up after-tax basis, incurred in connection therewith that have not theretofore been paid by the Company to Employee, within ten
                  (10) calendar days after such Final Determination. In the case of any Employee Claim not covered by the preceding sentence, the Company shall pay, on a fully grossed-up after-tax basis, to Employee in immediately available funds the full amount of any Taxes arising or resulting from or incurred in connection with such Employee Claim at least ten calendar days before the date payment of such Taxes is due from Employee, except where payment of such Taxes is sooner required under the provisions of this Section 7(f)(ix), in which case payment of such Taxes (and payment, on a fully grossed-up after-tax basis, of any costs and expenses required to be paid under this Section 7(f)(ix)) shall be made within the time and in the manner otherwise provided in this Section 7(f)(ix).

            (x) For purposes of this Agreement, the term "Final Determination" shall mean (A) a decision, judgment, decree or other order by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (B) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (C) any disallowance of a claim for refund or credit in respect to an overpayment of Tax unless a suit is filed on a timely basis; or (D) any final disposition by reason of the expiration of all applicable statutes of limitations.

            (xi) For purposes of this Agreement, the terms "Tax" and "Taxes" mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

         (g) Effect of Termination. In the event that the Employee is terminated pursuant to any paragraph of this Section 7, Employee shall thereafter have no further rights under this Agreement, except for those explicitly set forth in the particular paragraph of this Section 7 which served as the basis for such termination. Notwithstanding any such termination, the covenants and agreements of Employee contained in Sections 4, 5(a) (so long as payments under Section 5(a) are continued as therein described), 5(b) and 6 hereof shall survive and remain in full force and effect.

SECTION 8. NOTICES.

         (a) Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, sent to the recipient by reputable express courier service (charge prepaid), or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

If to Employee:          At the address set forth on page 1 hereof.

If to the Company:       Cal Dive International, Inc.
                         400 North Belt East, Suite 400
                         Houston, Texas 77060
                         Attention:  President

         (b) Change of Address. Addresses may be changed by notice in writing signed by the addressee.

SECTION 9. GENERAL PROVISIONS.

         (a) Company Subsidiaries. For purposes of this Agreement, the term Company shall include all subsidiaries of the Company.

         (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdictions as if such invalid, illegal or unenforceable provision had never been contained herein. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of Sections 4, 5 and 6 of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in Sections 4, 5, 6 with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         (c) Complete Agreement. This Agreement, embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         (e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Employee and their respective successors and assigns; provided that the rights and obligations of Employee under this Agreement shall not be assignable without the prior written consent of the Company.

         (f) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Texas.

         (g) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that Employee's breach of any term or provision of this Agreement shall materially and irreparably harm the Company, that money damages shall accordingly not be an adequate remedy for any breach of the provisions of this Agreement and that any party in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         (h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

         IN WITNESS, WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

   CAL DIVE INTERNATIONAL, INC.                    EMPLOYEE

   By:      /s/ MARTIN R. FERRON                    /s/ JAMES LEWIS CONNOR, III
   Name:    Martin R. Ferron                        James Lewis Connor, III
   Title:   President and Chief Operating Officer

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